EXHIBIT 5.01

June 25, 2002

Concur Technologies, Inc.
6222 185th Avenue NE
Redmond WA, 98052

Ladies and Gentlemen:

At your request, we have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Concur Technologies, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) on or about June 25, 2002 in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 1,658,289 shares of the Company’s Common Stock (the “Stock”) available under the Company’s 1998 Equity Incentive Plan (the “1998 Plan”), the 1998 Directors Stock Option Plan (the “Directors Plan”), and the 1998 Employee Stock Purchase Plan (the “Purchase Plan”). The plans referred to in the preceding sentence are collectively referred to in this letter as the “Plans”. In rendering this opinion, we have examined the following:

(1)	the Company’s Amended and Restated Certificate of Incorporation, certified by the Delaware Secretary of State on June 25, 2002;

(2)	the Company’s Bylaws, certified by the Company’s Secretary on June 25, 2002;

(3)	the Registration Statement, together with the exhibits filed as a part thereof or incorporated therein by reference;

(4)	the Prospectuses prepared in connection with the Registration Statement;

(5)
the minutes of meetings and actions by written consent of the stockholders and Board of Directors that relate to the authorization and approval of the Stock or are material to the issuance of the Stock;

(6)
a certificate from the Company’s transfer agent of even date herewith verifying the number of the Company’s issued and outstanding shares of capital stock as of June 24, 2002 and a report of outstanding options and warrants and any other rights to purchase shares of the Company’s capital stock that was prepared by the Company and dated June 25, 2002;

(7)
a certificate from the Company’s transfer agent herewith verifying the number of the Company’s issued and outstanding shares of capital stock as of December 31, 2001 and a report of outstanding options and warrants and any other rights to purchase shares of the Company’s capital stock that was prepared by the Company and dated December 31, 2001; and

(8)	a Management Certificate addressed to us and dated of even date herewith executed by the Company containing certain factual and other representations (the “Management Certificate”).

In our examination of documents for purposes of this opinion, we have assumed, and express no opinion as to, the genuineness of all signatures on original documents, the authenticity and completeness of all documents submitted to us as originals, the conformity to originals and completeness of all documents submitted to us as copies, the legal capacity of all persons or entities executing the same, the lack of any undisclosed termination, modification, waiver or amendment to any document reviewed by us and the due authorization (other than the Plans by the Company), execution and delivery of all documents where due authorization, execution and delivery are prerequisites to the effectiveness thereof.

As to matters of fact relevant to this opinion, we have relied solely upon our examination of the documents referred to above and have assumed the current accuracy and completeness of the information obtained from the documents referred to above and the representations and warranties made by representatives of the Company to us, including but not limited to those set forth in the Management Certificate. We have made no independent investigation or other attempt to verify the accuracy of any of such information or to determine the existence or non-existence of any other factual matters; however, we are not aware of any facts that would cause us to believe that the opinion expressed herein is not accurate.

We are admitted to practice law in the State of California, and we render this opinion only with respect to, and express no opinion herein concerning the application or effect of the laws of any jurisdiction other than, the existing laws of the United States of America and, with respect to the validity of corporate action and the requirements for the issuance of stock, of the Delaware General Corporation Law, the Delaware Constitution and reported judicial decisions relating thereto.

Based upon the foregoing, it is our opinion that the 1,658,289 shares of Stock covered by the Registration Statement, when issued, sold and delivered in the manner and for the consideration stated in the Registration Statement and the relevant Prospectus, will be validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us, if any, in the Registration Statement, the Prospectuses constituting a part thereof and any amendments thereto. This opinion speaks only as of its date and we assume no obligation to update this opinion should circumstances change after the date hereof. This opinion is intended solely for use in connection with issuance and sale of shares subject to the Registration Statement and is not to be relied upon for any other purpose. We assume no obligation to advise you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention whether or not such occurrence would affect or modify the opinions expressed herein.

Very truly yours, FENWICK & WEST LLP

By:	/s/ HORACE NASH
Horace Nash, a Partner